Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Results

for Second Quarter Fiscal Year 2009

Highlights:

•                  Revenues up 27%, 17% organic(1), to $191.1 million;

•                  Operating income up 41%, operating margin 8.6%;

•                  Diluted EPS of $0.37; and

•                  Company raises Fiscal Year 2009 revenue and earnings guidance.

ARLINGTON, Va. – October 30, 2008 – Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues, earnings and margins for its second quarter ended September 26, 2008.

Second-quarter revenues were at the high end of company guidance and diluted EPS exceeded the high end of guidance by $0.04. During the period, Stanley benefited from expanded support to the Department of Homeland Security, continued ramp-up of the U.S. Army’s global equipment RESET activities and revenue from the acquisition of Oberon Associates, Inc. (Oberon).

Second Quarter Fiscal Year 2009 Results:

Revenues for the second quarter ended September 26, 2008 were $191.1 million, an increase of 27 percent over second quarter fiscal year 2008 revenues of $150.2 million. Organic revenue growth was 17 percent. EBITDA(2) was $18.9 million for the quarter, an increase of 42 percent over EBITDA of $13.4 million in the year-ago quarter. EBITDA margin for the second quarter was 9.9 percent compared with 8.9 percent a year earlier, due primarily to a greater proportion of more profitable time-and-materials contracts, as opposed to cost-plus-fee contracts. Operating income was $16.3 million, up 41 percent

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

from $11.6 million in the same quarter of last fiscal year. Operating margin was 8.6 percent versus 7.7 percent in the second quarter of fiscal 2008. The increases in operating income and margin resulted primarily from the factors improving EBITDA, offset slightly due to the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for the quarter was $8.7 million versus $6.3 million a year ago. Diluted earnings per share for the quarter were $0.37 compared with diluted earnings per share of $0.27 for the second quarter of fiscal year 2008.

Contract backlog at September 26, 2008 was $2.1 billion, an increase of 4 percent from first quarter of fiscal year 2009 contract backlog of $2.0 billion at June 27, 2008 and an increase of 53 percent from second-quarter fiscal year 2008 contract backlog of $1.4 billion at September 30, 2007.

Second Quarter Fiscal Year 2009 Operational Highlights:

•                  Second-quarter bookings totaled $213.1 million, equating to a book-to-bill ratio of 1.1:1.

•                  Among the new business awards and additional tasking in the second quarter:

•                  A $300 million, five-year, indefinite-delivery, indefinite-quantity (ID/IQ) contract by the U.S. Army Intelligence and Security Command, Futures Directorate. Stanley subsequently received its first task order award for $45 million in support of technology development and insertion into the Futures Directorate mission areas.

•                  A $9 million, four-year, time-and-materials contract by the Naval Sea Logistics Center to provide program management, acquisition management and systems engineering in support of special logistics projects.

•                  $6 million in task order awards issued by the U.S. Marine Corps Systems Command under the Commercial Enterprise Omnibus Support Services contract vehicle.

•                  $30 million in intelligence operations and training related task order awards through various contract vehicles at Fort Huachuca, Ariz.

•                  During the second quarter, Stanley completed the acquisition of Oberon for approximately $170 million, net of cash acquired. The acquisition of Oberon, a provider of engineering, operational intelligence and information technology services, expands Stanley’s services to key customers with the U.S. Army, U.S. Air Force, Defense Information Systems Agency, and several agencies throughout the intelligence community.

•                  Stanley debuted in seventh place on Forbes’ 2008 List of “America’s 200 Best Small Companies.”

Six-Month Fiscal Year 2009 Results:

For the six months ended September 26, 2008, revenue increased 28 percent to $363.6 million compared with $283.7 million for the same period in the prior fiscal year. Organic revenue growth for the first six months of fiscal year 2009 was 22 percent. EBITDA for the six-month period ended September 26, 2008 increased 40 percent to $35.1 million compared with $25.1 million for the first six months of fiscal year 2008. EBITDA margin for the six months of fiscal year 2009 was 9.6 percent, up from 8.8 percent for the same period a year earlier. EBITDA and EBITDA margin increased primarily as a result of a greater proportion of more profitable time-and-materials contracts, as opposed to cost-plus-fee contracts, and continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income for the first six months of fiscal year 2009 was $30.7 million, an increase of 42 percent over operating income of $21.6 million reported a year earlier. Operating margin for the first six months of fiscal year 2009 was 8.4 percent compared with 7.6 percent in the first six months of fiscal year 2008. Operating income and margin increased year over year primarily as a result of the factors improving EBITDA and EBITDA margin.

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

Net income for the first six months of fiscal year 2009 was $17.0 million compared with net income for the same period last year of $11.7 million. Diluted earnings per share for the first six months of fiscal year 2009 were $0.72 compared with diluted earnings per share of $0.50 for the first six months of fiscal year 2008.

Cash flow from operations for the first six months of fiscal year 2009 was $33.2 million. Days sales outstanding (DSO) for the second quarter was 80 days, down from 83 days for the first quarter of fiscal year 2009.

“Stanley’s second quarter of fiscal year 2009 demonstrated strong revenue growth and significantly improved margins and cash flow generation,” said Phil Nolan, Stanley’s chairman, president and CEO. “Bookings for the quarter were higher than expected, and new contract wins thus far in the third quarter give us confidence that December quarter bookings will be even stronger.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2009 third quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Third Quarter Fiscal Year 2009 Ending December 26, 2008	Fiscal Year 2009 Ending March 31, 2009

Revenues	$195 - $202 million	$765 - $780 million
Diluted EPS	$0.35 - $0.37	$1.44 - $1.48
Diluted projected share count	23.8 – 23.9 million	23.8 - 23.9 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal second-quarter 2009 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley

Stanley (NYSE: SXE) is a leading provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,700 employees at over 100 locations in the U.S. and worldwide. In 2008 and 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit http://www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 26,	September 30,	September 26,	September 30,
	2008	2007	2008	2007

Revenues	$191,078	$150,239	$363,645	$283,720

Operating costs and expenses:
Cost of revenues	159,925	127,556	305,684	239,879
Selling, general and administrative	12,224	9,322	22,883	18,750
Amortization of deferred compensation	62	67	125	142
Depreciation and amortization	2,524	1,702	4,303	3,312
Total operating costs and expenses	174,735	138,647	332,995	262,083
Operating income	16,343	11,592	30,650	21,637

Other income (expense):
Other income	1	6	3	6
Interest expense - net	(1,759)	(1,138)	(2,171)	(2,200)
Total other expenses	(1,758)	(1,132)	(2,168)	(2,194)
Income before taxes	14,585	10,460	28,482	19,443

Provision for income taxes	(5,857)	(4,125)	(11,437)	(7,744)
Net income	$8,728	$6,335	$17,045	$11,699

Earnings per share:
Basic	$0.38	$0.29	$0.75	$0.53
Diluted	$0.37	$0.27	$0.72	$0.50

Weighted-average shares:
Basic	22,793	22,034	22,760	21,966
Diluted	23,817	23,591	23,763	23,478

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 26, 2008	March 31, 2008
	(unaudited)
Assets

Current Assets:
Cash	$13,531	$271
Accounts receivable - net	164,040	160,928
Prepaid and other current assets	7,383	4,644
Total current assets	184,954	165,843

Property and equipment - net	18,282	12,894
Goodwill	262,513	113,615
Intangible assets - net	18,769	8,088
Deferred taxes	—	3,343
Other assets	2,727	2,272
Total assets	$487,245	$306,055

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$152,207	$—
Accounts payable	27,237	29,628
Accrued expenses and other liabilities	67,439	62,649
Current portion of long-term debt	1,000	1,000
Income taxes payable	1,733	5,836
Total current liabilities	249,616	99,113

Long-term debt — net of current portion	35,250	35,500
Other long-term liabilities	11,899	4,738
Total liabilities	296,765	139,351

Commitments and contingencies:
Stockholders’ equity
Common stock, $0.01 par value — 200,000,000 shares authorized; 23,486,122 and 22,822,697 issued, respectively	235	228
Additional paid-in capital	90,058	83,970
Retained earnings	101,249	84,204
Accumulated other comprehensive loss	(417)	(929)
Deferred compensation	(645)	(769)
Total stockholders’ equity	190,480	166,704
Total liabilities and stockholders’ equity	$487,245	$306,055

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	September 26, 2008	September 30, 2007	Percent Growth
Total revenues, as reported	$191,078	$150,239	27%
Plus: Revenues from acquired companies for the comparable prior year period	—	13,190

Organic revenues	$191,078	$163,429	17%

	Six Months Ended
	September 26, 2008	September 30, 2007	Percent Growth
Total revenues, as reported	$363,645	$283,720	28%
Plus: Revenues from acquired companies for the comparable prior year period	—	13,190

Organic revenues	$363,645	$296,910	22%

Stanley Reports Record Results for Second Quarter Fiscal Year 2009

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	September 26,	September 30,	September 26,	September 30,
	2008	2007	2008	2007

Net income	$8,728	$6,335	$17,045	$11,699
Provision for income taxes	5,857	4,125	11,437	7,744
Interest expense - net	1,759	1,138	2,171	2,200
Other income	(1)	(6)	(3)	(6)
Depreciation and amortization	2,524	1,702	4,303	3,312
Amortization of deferred compensation	62	67	125	142

EBITDA	18,929	13,361	35,078	25,091

Revenue	$191,078	$150,239	$363,645	$283,720

EBITDA Margin	9.9%	8.9%	9.6%	8.8%

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